Exhibit 3.1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0317582017-3
Secretary of State State Of Nevada	Filing Number 20243765270
	Filed On 01/18/2024 15:04:19 PM
	Number of Pages 6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: IIOT-OXYS, INC. Entity or Nevada Business Identification Number (NVID): NV20171424751
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ Clifford L. Emmons Signature of Officer Date: 01/18/2024

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

1

CERTIFICATE OF DESIGNATION OF PREFERENCES

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

IIOT-OXYS, INC., a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) does hereby certify:

WHEREAS, pursuant to the Corporation’s Articles of Incorporation (as amended), the Corporation’s Board of Directors (the “Board”) is authorized to issue, by resolution and without any action by the Corporation’s shareholders, up to Ten Million (10,000,000) shares of preferred stock, par value $0.001 (the “Preferred Stock”), in one or more series, and the Board may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Corporation’s common stock;

WHEREAS, the Board believes it to be in the best interest of the Corporation and its shareholders to designate a new class of Series C Preferred Stock (as defined below);

RESOLVED, pursuant to the NRS, the Board hereby files this Certificate of Designation (the “Certificate”) and designates a new class of Preferred Stock as Series C Preferred Stock as follows:

********

1.Designation and Amount.

(a) The shares of such series of Preferred Stock shall be designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”). The number of shares constituting the Series C Preferred Stock shall be 5,000. No other shares of preferred stock shall be designated as Series C Preferred Stock. The Corporation expressly reserves the right to designate other classes or series of Preferred Stock from time to time that are junior to the Series C Preferred Stock, without the consent of the holders of the Series C Preferred Stock (the “Holders”).

(b) The stated value amount per share of the Series C Preferred Stock shall be $1,200.00 per share (the “Stated Value”).

2.Ranking. The Series C Preferred Stock shall rank, as to dividends and upon Liquidation (as defined in Section 4(a) hereof), (a) senior and prior to Junior Securities issued by the Corporation; (b) pari passu and on parity with any other class or series of Preferred Stock hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock; (c) junior to the Series B Preferred Stock; and (d) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock. All equity securities of the Corporation to which the Series C Preferred Stock ranks prior upon Liquidation, including, without limitation, the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), are collectively referred to herein as “Junior Securities.”

3.Dividends. The Holders shall not be entitled to dividends.

4.Liquidation Preference.

(a)Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be paid, in preference and prior to any payment made to the holders of the Junior Securities and any other stock ranking in liquidation junior to the Series C Preferred Stock, an amount per share equal to the Stated Value (such amount is referred to herein as the “Liquidation Preference”). If upon a Liquidation Event, the assets to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective Liquidation Preference to which they are entitled.

2

5. Voting Rights.

(a) The Holder shall be entitled to vote on an as-converted basis (subject to the Beneficial Ownership Limitation), together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the Holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

6. Conversion at the Option of the Holder.

(a) The Holder shall have the right, at any time to convert such shares into Common Stock into that number of shares of common stock (subject to the Beneficial Ownership Limitation (as defined below)) determined by dividing the Stated Value of such share of Series C Preferred Stock by the Optional Conversion Rate (as defined below) (each, and “Optional Conversion”) at a conversion rate of the volume-weighted average price (“VWAP”) for the Corporation’s common stock for the ten (10) Trading Days immediately preceding the date of such conversion (the “Optional Conversion Rate”). “Trading Days” shall mean a day on which the means the principal markets or exchange on which the common stock is listed or quoted for trading on the date in question is open for business. “Beneficial Ownership Limitation” shall mean 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of Series C Preferred Stock held by the applicable Holder.

(b) The Holder may exercise the conversion rights set forth herein by delivering to the Corporation or any transfer agent of the Corporation for the Series C Preferred Stock as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank to the Corporation (if required by it) (or such holder shall notify the Corporation or any transfer agent that such certificate(s) have been lost, stolen or destroyed and shall execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith), accompanied by written notice stating that the Holder elects to convert such shares, evidence of the Optional Conversion Rate and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Each Optional Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (each, an “Optional Conversion Date”).

(c) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such Holder, to the place designated by such Holder, a certificate to which such Holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of the Common Stock of record on the applicable Optional Conversion Date. The Corporation shall not close its books against the transfer of shares of Series C Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series C Preferred Stock. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series C Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) No fractional shares of Common Stock shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered, or deemed surrendered, pursuant to subsection (c) above, for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of such Series C Preferred Stock so surrendered. Any fractional share which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock (after aggregating all shares of Series C Preferred Stock held by each holder) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series C Preferred Stock. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

3

(f) All shares of Series C Preferred Stock which have been converted (including pursuant to a Mandatory Conversion as provided below in Section 7), shall no longer be deemed to be outstanding and all rights with respect to such shares including the rights to receive dividends and to vote, shall immediately cease and terminate on the Optional Conversion Date, except only the right of the Holder thereof to receive shares of Common Stock in exchange thereof.

7. [RESERVED].

8. Redemption. The Corporation shall not have the right to call or redeem at any time all or any shares of Series C Preferred Stock other than as provided in Section 7 above.

9. Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the written consent of at least the Holders of sixty six and two thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock, given in writing or by a vote at a meeting, consenting or voting (as the case may be) separately as one class, the Corporation will not:

(i) amend, alter or repeal any of the terms of the Series C Preferred Stock in an adverse manner; or

(ii) create or authorize the creation of any additional class or series of Preferred Stock, or otherwise create or authorize the creation of any additional class or series of stock unless the same ranks junior to the Series C Preferred Stock, or increase the authorized amount of such series of Series C Preferred Stock, whether any such creation, authorization or increase shall be by means of amendment to the Articles or by merger, consolidation or otherwise; or

(iii) pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities); or

(iv) effect any Liquidation or execute any agreement to become so obligated.

10. Restriction on Transferability. The shares of the Series C Preferred Stock shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner without the prior written consent of the Board and applicable securities laws.

11. Other Preferences and Rights. The shares of the Series C Preferred Stock shall have no other preferences, rights, restrictions or qualifications, except as otherwise provided by law or the Articles.

The remainder of this page is left blank intentional. Signature page follows.

4

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of this __th day of January, 2024.

IIOT-OXYS, Inc.

By: /s/ Clifford L. Emmons

Name: Clifford L. Emmons

Title: Chief Executive Officer

5